EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 10,000,000 common shares of Wal-Mart Stores, Inc. for the Walmart 401(k) Plan of our reports dated March 26, 2013, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Wal-Mart Stores, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended January 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Rogers, Arkansas

March 27, 2013